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PROSPECTUS SUPPLEMENT                           Rule 424(b)(3)
(To Prospectus dated April 29, 1999)            Registration No. 333-76753


                        MOHEGAN TRIBAL GAMING AUTHORITY
                               OFFER TO EXCHANGE
           All Outstanding $200,000,000 8 1/8% Senior Notes due 2006
                for $200,000,000 Senior Exchange Notes due 2006

                        ------------------------------

  The Mohegan Tribal Gaming Authority (the "Authority"), upon the terms and subject to the conditions set forth in the Prospectus dated April 29, 1999 (the "Prospectus") and accompanying letter of transmittal (the "Letter of Transmittal") (which together with this Prospectus Supplement constitute the "Exchange Offer"), hereby extends its offer to exchange its outstanding 81/8% Senior Notes due 2006 (the "Senior Notes"), which are not freely transferable, for the 81/8% Senior Exchange Notes due 2006 (the "Senior Exchange Notes") offered hereby, which will be subject to fewer restrictions on transfer.

  As of 5:00 p.m. E.D.T. on June 3, 1999, approximately $199,000,000 aggregate principal amount of the $200,000,000 outstanding Senior Notes had been tendered for exchange for Senior Exchange Notes with the Exchange Agent. Unless otherwise defined herein, capitalized terms in this Prospectus Supplement have the same meaning as in the Prospectus. The amended terms of the Exchange Offer set forth below supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

  The Exchange Offer has been extended for six (6) additional days and will expire at 5:00 p.m., New York City time, on June 9, 1999, or such later date and time to which it is extended (the "Expiration Date").

June 4, 1999